Tianyin Pharmaceutical Co., Inc. Common Stock Approved
For Listing on the American Stock Exchange

Common Shares Expected to Begin Trading on the AMEX on or before October 3, 2008

CHENGDU, China, September 24, 2008/Xinhua-PRNewswire-FirstCall/ -- Tianyin Pharmaceutical, Co., Inc., (OTC Bulletin Board: TYNP - News), a manufacturer and supplier of modernized traditional Chinese medicine ("TCM") based in Chengdu, China, today announced that its common shares have been approved for listing on the American Stock Exchange (the "AMEX") and anticipates that such shares will begin trading on the AMEX on or before October 3, 2008 under the ticker symbol TPI.

"We are delighted that the AMEX has approved Tianyin's common shares for listing" stated Tianyin’s CEO, Dr. Jiang.  "We expect that trading on the AMEX will enhance our corporate visibility among the investment community, and increase trading liquidity of Tianyin’s common shares."

Tianyin was approved for listing on the AMEX following a review by an Exchange Listing Qualifications Panel (the "Panel"), which authorized approval of the listing pursuant to the Alternative Listing Standards set forth in Section 1203(c)(i)(A) of the AMEX Company Guide. The Company currently satisfies all of the criteria in that Section.

The Company currently satisfies all but one of the criteria for the Amex's regular Initial Listing Standard 1 specified in Section 101 of the Amex Company Guide. The criteria which the Company did not meet were the Minimum Market Price of $3.00 per share. The Company satisfies all but two of the criteria for regular Initial Listing Standards 2. The criteria which the Company did not meet were the Minimum Market Price and the Minimum Market Value of the Public Float. The Company satisfies all but two of the criteria for regular Initial Listing Standards 3. The criteria which the Company did not meet were the Minimum Market Capitalization and the Market Value of the Public Float. The Company only satisfied one of the criteria for Initial Listing Standards 4. The criteria which the Company did not meet were the Minimum Total Assets, the Minimum Market Value of the Public Float and the Minimum Market Price.

According to the Panel, the Company demonstrated sufficient mitigating factors that warrant listing pursuant to said Alternative Listing Standard, including the Company’s recent strong growth in revenues and net income, the Company’s significant future growth prospects for the Chinese pharmaceutical industry, the Company’s potential to grow through acquisitions, the experience and credibility of the Company’s management, the Company’s track record in obtaining government approval of new products and the strength of the Company’s current capitalization.

The AMEX Panel's approval is contingent upon the Company being in direct compliance with the Alternative Listing Standards at the time the Company's common shares begin trading on the AMEX, and may be rescinded if the Company is not in compliance with such standards. Once Tianyin’s common shares commence trading on the AMEX, the Company will enjoy all of the same privileges and be subject to all of the same regulations as any other company whose shares are listed on the AMEX, regardless of the Listing Standard used to determine the Company's eligibility.

About Tianyin Pharmaceuticals

Tianyin is a manufacturer and supplier of modernized Traditional Chinese Medicine ("TCM") in China. It was established in 1994 and acquired by the current management team in August 2003. It has a comprehensive product portfolio of 33 modernized TCMs and 4 generic western medicines in the market, 22 of which are listed in the highly selective National Medicine Catalog of the National Medical Insurance Program. Tianyin owns and operates two GMP manufacturing facilities and an R&D platform supported by leading Chinese academic institutions. The Company has a pipeline of 48 pharmaceutical products pending approval. Tianyin has an extensive nationwide distribution network throughout China with a sales force of 720 salespeople. Tianyin is headquartered in Chengdu, Sichuan Province with two manufacturing facilities and a total of 1,384 employees. Tianyin achieved revenue of $20.4 million and net income of $3.95 million in FY2007 ending June 30, 2007. For more information about Tianyin Pharmaceuticals, please visit http://www.tianyinpharma.com.

Safe Harbor Statement

This Press Release contains or may contain forward looking statements and information that are based upon beliefs of and information currently available to the Company's management as well as estimates and assumptions made by the Company's management. When used herein the words "anticipate", "believe", "estimate", "expect", "future", "intend", "plan" and similar expressions as they relate to the Company or the Company's management identify forward looking statements. These statements involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company's filings with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual results may differ significantly from those anticipated, believed, estimated, intended or planned.

    For more information, please contact:

    For the Company:
     Allen Tang, Ph.D., MBA, Assistant to the CEO
     China
     Tel:   +86-158-2122-5642
     Email: Allen.y.tang@gmail.com

    Investors:
     HC International, Inc.
     Alan Sheinwald
     US
     Tel:   +1-914-669-0222
     Email: Alan.Sheinwald@hcinternational.net

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